Exhibit 3.1

FX REAL ESTATE AND ENTERTAINMENT INC.
CERTIFICATE OF DESIGNATION
OF
NON-VOTING DESIGNATED PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

FX Real Estate and Entertainment Inc., a Delaware corporation (the “Company”), hereby certifies that:

1. The Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) fixes the total number of shares of capital stock that the Company shall have the authority to issue at 375,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 75,000,000 shares of preferred stock, par value $0.01 per share (“Undesignated Preferred Stock”).

2. The Certificate of Incorporation expressly vests the Board of Directors of the Company (the “Board of Directors”) with authority from time to time to provide for the issuance of shares of one or more series of the Undesignated Preferred Stock and in connection therewith to fix by resolution or resolutions providing for the issue of any such series, the number of shares to be included therein, the voting powers thereof, and such of the designations, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions of each such series, including, without limitation, dividend rights, voting rights, rights of redemption, or conversion rights, and liquidation preferences, to the fullest extent now or hereafter permitted by the Delaware General Corporation Law and any other provisions of the Certificate of Incorporation.

3. Pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors, by action duly taken on January 8, 2008 in connection with its approval of the Investment Agreement (as defined in Section 2 hereof), adopted resolutions establishing a series of Undesignated Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this series of Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1.  Designation; Number of Shares.

The designation of the series of Preferred Stock shall be “Non-Voting Designated Preferred Stock” (the “Preferred Stock”). The number of authorized shares of Preferred Stock shall be one (1).

Section 2.  Definitions.

Unless the context otherwise requires, each of the terms defined in this Section 2 shall have, for all purposes of this Certificate of Designation, the meaning herein specified (with terms defined in the singular having comparable meanings when used in the plural):

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition and the definition of “subsidiary,” “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and, in addition to the foregoing, a Person shall be deemed to control another Person if the controlling Person owns ten (10%) or more of any class of voting securities (or other ownership interest) of the controlled Person.

“Affiliated Party Transaction” means any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any director, officer or Affiliate of the Corporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Board Observer” has the meaning set forth in Section 8 hereof.

“Board of Directors” means the Board of Directors of the Company.

“Common Stock” means the common stock, $0.01 par value per share, of the Company or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.

“Company” means FX Real Estate and Entertainment Inc., a Delaware corporation, and its successors and assigns.

“Company’s Organizational Documents” means the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, as in effect on the Issue Date.

“Conversion Date” means the date of occurrence of the Conversion Event.

“Conversion Event” means when the Investors, individually or in the aggregate, cease to beneficially own (as determined in accordance with Rule 13d-3 of the Securities Exchange Act) at least fifteen percent (15%) of the Investor Shares.

“Designated Investor” means The Huff Alternative Fund, L.P.

“Director Cessation Date” means when the Investors, individually or in the aggregate, cease to beneficially own (as determined in accordance with Rule 13d-3 of the Securities Exchange Act) at least twenty percent (20%) of the Investor Shares.

“Holder” means the record holder of the share of Preferred Stock, as shown on the books and records of the Company.

“Issue Date” means the date of initial issuance of the Preferred Stock.

“Investor Director” means one individual designated by the Designated Investor from time to time on and after the Issue Date to serve as a member of the Board of Directors subject to the terms and conditions of Section 3 hereof.

“Investor Shares” means 6,611,998 shares of Common Stock (subject to appropriate adjustments to give effect to stock splits, stock dividends, reclassifications, recapitalizations and similar transactions affecting the Common Stock).

“Investors” means The Huff Alternative Fund, L.P. and The Huff Alternative Parallel Fund, L.P.

“Investment Agreement” means that Investment Agreement dated as of January 9, 2008 by and between the Company and the Investors, as the same has been and may be amended, supplemented or restated from time to time.

“Person” includes all natural persons, corporations, business trusts, limited liability companies, associations, companies, partnerships, joint ventures and other entities, as well as governments and their respective agencies and political subdivisions.

“Preferred Stock” has the meaning set forth in Section 1 hereof.

“Related Party Transaction” has the meaning set forth in Section 4 hereof.

“SEC” means the United States Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Special Committee” has the meaning set forth in Section 4 hereof.

“The Nasdaq Global Market” means The Nasdaq Global Market or any other national securities exchange on which the Common Stock is listed and traded from time to time.

Section 3.  Board Representation.

(a) On the Issue Date, the Board of Directors shall increase the size of the Board of Directors by one (1) member and shall cause the vacancy created thereby to be filled by an Investor Director upon the receipt of written notice from the Holder.

(b) From the Issue Date until the Director Cessation Date, the Holder, voting as a separate class, shall have the right to elect one (1) Investor Director to the Board of Directors at each meeting of stockholders or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such Investor Director and to fill any vacancy caused by the resignation, death or removal of such Investor Director.

(c) Each such Investor Director, in his capacity as a member of the Board of Directors, shall be afforded the same rights and privileges as the other members of the Board of Directors, including, without limitation, rights to indemnification, insurance, notice, information and the reimbursement of expenses. The foregoing notwithstanding, no such Investor Director shall receive a director fee unless the Company pays a director fee to any of its non-independent directors, in which case the Investor Director shall receive a fee equal to the highest fee paid to any non-independent directors as compensation solely for serving as a director (which amount, by way of clarification, shall not include fees paid solely in connection with chairing or serving on committees). Nothing in this paragraph (d) is intended to limit any such Investor Director’s rights to indemnification, and the rights set forth herein are in addition to any and all other rights to indemnification.

(e) Following the Director Cessation Date, within two (2) Business Days of receiving a written request from the Company, the Holder shall use reasonable efforts to cause the Investor Director to resign from the Board of Directors (and any committee thereof).

Section 4.  Board Committee Membership.

(a) From the Issue Date until the Director Cessation Date, at the written request of the Holder, the Investor Director shall be appointed by the Board of Directors to serve on each committee of the Board of Directors to the extent permissible under the applicable rules and regulations of the SEC or The Nasdaq Global Market, or applicable law.

(b) From the Issue Date until the Director Cessation Date, (i) each such Investor Director shall have the right, subject to any applicable restrictions of The Nasdaq Global Market or the SEC, or applicable law, to be a member of, and the chairman of, any committee of the Board of Directors formed for the purpose of reviewing any “related party transaction” that is required to be disclosed pursuant to SEC Regulation S-K, Item 404 or any successor rule or regulation (a “Related Party Transaction”) or Affiliated Party Transaction, including any such committee that may be formed pursuant to the applicable rules and regulations of the SEC or The Nasdaq Global Market (each, a “Special Committee”), and (ii) the Company shall not engage in any Related Party Transaction or Affiliated Party Transaction that requires the approval of a Special Committee under the rules and regulations of the SEC or The Nasdaq Global Market, unless expressly approved by a Special Committee formed with respect to a review thereof. The foregoing notwithstanding, if such Investor Director would not be deemed independent or disinterested with respect to a Related Party Transaction and therefore would not satisfy The Nasdaq Global Market or other applicable requirements for serving on the Special Committee formed with respect thereto, the Investor Director will not serve on the relevant Special Committee but will have the right to attend meetings of the Special Committee as an observer, subject to any restrictions of The Nasdaq Global Market or applicable law. Notwithstanding the prior sentence, in the event that the Investor Director’s attendance at any meetings or parts of any meeting of the Special Committee would raise confidentiality issues as between the parties to the transaction that, in the reasonable opinion of counsel to the relevant Special Committee, cannot be resolved by a confidentiality agreement, the Investor Director shall be required to recuse himself from such meetings or parts of meetings.

Section 5.  Conversion of Preferred Stock.

(a) At any time beginning on and after the Conversion Date, the Company shall have the right, exercisable by delivery of written notice to the Holder, to cause the Preferred Stock to be converted into one (1) share of Common Stock, subject to appropriate adjustments to give effect to stock splits, stock dividends, recapitalizations and similar transactions affecting the Common Stock.

(b) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock (or Common Stock acquired by the Company), solely for issuance upon the conversion of the Preferred Stock as provided in this Certificate of Designation, free from any preemptive or other similar rights, such number of shares of Common Stock as shall be issuable from time to time upon conversion of the Preferred Stock. All shares of Common Stock deliverable upon conversion of the Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holder).

Section 6.  No Economic Benefits.

The Preferred Stock shall not confer on the Holder any rights to dividends, participation, liquidation preference or other economic benefits, other than the right to receive Common Stock upon conversion of the Preferred Stock as prescribed by Section 5 hereof.

Section 7.  Voting Rights.

(a) General.  Except as otherwise required by applicable law or expressly provided in this Section 7 or in Section 3 hereof, the Holder of the Preferred Stock shall not have any voting rights and powers, and shall not be entitled to vote on any matters put to a vote or consent of stockholders of the Company.

(b) Voting With Respect to Certain Matters.  From the Issue Date until the Conversion Date, the Company shall not, without first obtaining the approval of the Holder (by vote or written consent) of the Preferred Stock:

(i) create, authorize, designate or issue, or obligate itself to create, authorize, designate or issue any shares of Preferred Stock which are in addition to the number of shares initially authorized under this Certificate of Designation;

(ii) alter, amend or repeal the Company’s Organizational Documents in a manner that would limit, modify or eliminate the Holder’s rights under this Certificate of Designation; or

(iii) alter, amend or repeal this Certificate of Designation or any of the provisions hereof.

Section 8.  Board Observer Rights.

From the Issue Date until the Conversion Date, the Designated Investor shall be entitled at its option to (but shall not be obligated to) designate, by written notice to the Company, one individual as an observer to the Board of Directors, and all committees of the Board of Directors (the “Board Observer”). The Board Observer shall, subject to the last sentence of this Section and any restrictions of The Nasdaq Global Market or applicable law, be entitled to attend all meetings of the Board of Directors and any committees thereof, to be given advance notice of all meetings not later than the time notice is given to any member of the Board of Directors and to receive upon issuance to the members of the Board of Directors or any committees thereof any materials prepared for the members of the Board of Directors or committees thereof (but shall have no right to participate in such meetings). The Board Observer shall, subject to the last sentence of this Section and any restrictions of The Nasdaq Global Market or applicable law, be afforded to the same rights and privileges as the other members of the Board of Directors, other than the right to vote on matters brought before the members, including, without limitation, rights to indemnification, insurance, notice, information and the prompt reimbursement of expenses (but not the payment of directors fees). Notwithstanding anything to the contrary set forth in this Section or in the Investment Agreement, the Board of Directors and each committee thereof shall have the absolute and unfettered right, exercisable at its sole and absolute discretion, to exclude such Board Observer from any meeting thereof.

Section 9.  Notices.

Any and all notices or other communications or deliveries required or permitted to be provided under this Certificate of Designation shall be in writing and shall be deemed given and effective on the earliest of (a) the date of receipt, if such notice or communication is delivered via facsimile to the Company or the Holder (c/o the Designated Investor), as applicable, at the facsimile number specified in the Investment Agreement prior to 5.00 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of receipt, if such notice or communication is delivered via facsimile to the Company or the Holder (c/o the Designated Investor), as applicable, at the facsimile number specified in the Investment Agreement on a day that is not a Business Day or later than 5:00 p.m. (New York City time) on any Business Day, or (c) the third Business Day following the date of deposit with a nationally recognized overnight courier service for next Business Day delivery and addressed to the Company or the Holder (c/o the Designated Investor), as applicable, at the address specified in the Investment Agreement.

Section 10.  Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 11.  Severability of Provisions.

If any powers, preferences and relative, participating, optional and other special rights of the Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other powers, preferences and relative, participating, optional and other special rights of the Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional and other special rights of the Preferred Stock and the qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no powers, preferences and relative, participating, optional or other special rights of the Preferred Stock and the qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

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IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Company by its Executive Vice President and General Counsel this 7th day of May, 2008.

FX REAL ESTATE AND ENTERTAINMENT INC.

By:	/s/ Mitchell J. Nelson
Name:     Mitchell J. Nelson

Title:	Executive Vice President and General Counsel